UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005

MARATHON OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 San Felipe Road, Houston, Texas		77056-2723
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 629-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                     Results of Operations and Financial Condition.

On April 5, 2005, Marathon reported market indicators for refining margins (crack spreads) in the Midwest and Gulf Coast strengthened during the quarter as compared to the fourth quarter 2004.  This resulted in charges for derivative contracts that Marathon Ashland Petroleum LLC (MAP) has entered into to protect crack spread values to be approximately $75 million for the quarter. In addition, due to the increase in the price of crude oil during the quarter, MAP will record a crude oil in-transit charge of approximately $75 million in the first quarter of 2005.  This adjustment is related to internationally-sourced crude oil that had not been priced as of the end of the first quarter.

Marathon also reported that during the first quarter 2005 the 18-month forward gas price curve in the United Kingdom strengthened compared to the fourth quarter 2004.  This resulted in a non-cash mark-to-market loss estimated to be approximately $57 million on two long-term gas sales contracts related to Marathon’s Brae gas production.

Item 7.01                     Regulation FD Disclosure.

On April 5, 2005, Marathon issued a press release providing a first quarter 2005 interim update.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                     Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated April 5, 2005, issued by Marathon Oil Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARATHON OIL CORPORATION

Date: April 7, 2005	By:	/s/ A.G. Adkins
A.G. Adkins
Vice President-Accounting and Controller